Exhibit (h)(vii) under Form N-1A
                                       Exhibit (10) under Item 601/Reg. S-K


                                 EXHIBIT 1
                     TO SHAREHOLDER SERVICES AGREEMENT
                           FOR CLASS B SHARES OF
                         THE INVESTMENT COMPANIES

      1. The Shareholder Services Agreement for Shares of the Investment Companies on behalf of the portfolios (individually referred to as a "Fund" and collectively as "Funds") and the classes of shares ("Classes") listed on the attached Schedule A dated October 24, 1997 among Federated Securities Corp. ("Principal Servicer"), Federated Shareholder Services ("Class Servicer") and the Investment Companies is hereby made applicable on the terms set forth herein to the Class B Shares of the above-referenced Funds. In the event of any inconsistency between the terms of this Exhibit and the Shareholder Services Agreement, the terms of this Exhibit shall govern.

      2. In connection with the Services to be rendered to holders of Class B Shares of each Fund, the Principal Servicer and Class Servicer agree that the Principal Servicer shall retain and compensate the Class Servicer for its Services in respect of the Class B Shares of the Fund on one of the following alternative basis as the Principal Servicer shall elect:

            ALTERNATIVE A3: The Principal Servicer shall pay the Class Servicer a dollar amount as set forth on Schedule A per Class B Commission Share (as defined in the Principal Shareholder Servicer's Agreement) of the Fund. Class Servicer agrees that upon receipt of such payment (which shall be deemed to be full and adequate consideration for an irrevocable service commitment (the "Irrevocable Service Commitment") of Class Servicer hereunder), Class Servicer shall be unconditionally bound and obligated to either: (1) provide the Services in respect of such Commission Share and all other Shares derived therefrom via reinvestment of dividends, free exchanges or otherwise for so long as the same is outstanding or (2) in the event the Class Servicer for the Class B Shares is terminated by the Investment Company, to arrange for a replacement Class Servicer satisfactory to the Investment Company to perform such services, at no additional cost to the Fund.

            ALTERNATIVE B4: If Alternative A is not elected, the Principal Servicer shall pay the Class Servicer twenty five basis points (0.25%) per annum on the average daily net asset value of each Class B Share of the Fund monthly in arrears. The Class Servicer agrees that such payment is full and adequate consideration for the Services to be rendered by it to the holder of such Class B Share.

      3. In the event pursuant to paragraph 2 above, Alternative A has been elected and the Class Servicer is terminated as Class Servicer for the Class B Shares of the Fund, the Class Servicer agrees to pay to any successor Class Servicer for the Class B Shares of the Fund any portion of the excess, if any, of (A) the Servicing Fees received by it hereunder in respect of Class B Shares of the Fund plus interest thereon at the percent as set forth on Schedule A per annum minus (B) the costs it incurred hereunder in respect of the Class B Shares of the Fund prior to such termination.

            IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.


Attest:                               FEDERATED SECURITIES CORP.


By: /s/ Leslie K. Platt               By:  /s/ Byron F. Bowman
   --------------------------------       -----------------------------
Title:   Assistant Secretary          Title:             Vice President
       ----------------------------          ---------------------------

Attest:                               FEDERATED SHAREHOLDER SERVICES


By:/s/ Leslie K. Platt                By:   /s/ Byron F. Bowman
   --------------------------------       -----------------------------
Title:   Assistant Secretary          Title:             Vice President
       ----------------------------          ---------------------------

Attest:                               INVESTMENT COMPANIES
                                      (listed on Schedule A)


By: /s/ S. Elliott Cohan              By: /s/ John W. McGonigle
    -------------------------------      ------------------------------
Title:   Assistant Secretary          Title:   Executive Vice President
       ----------------------------          ---------------------------


--------
3 [for Class B Shares where Financial Institution (i.e., Broker) is being paid an extra 1.50 per share up front and no trailer) and Distribution Fees and Servicing Fees are being sold by Principal Servicer]
4 [for Class B Shares where Financial Institution (i.e., Broker) is being paid a trailer) and Distribution Fees but not the Servicing fees are being sold by the Principal Servicer]